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                                                                 Exhibit (d)(14)

                        INVESTMENT SUB-ADVISORY AGREEMENT

     THIS INVESTMENT SUB-ADVISORY AGREEMENT ("AGREEMENT effective the 1 day of May, 2007, by and between MEMBERS CAPITAL ADVISORS INC., an Iowa corporation (the "ADVISER"), and Mondrian Investment Partners Limited (the "SUB-ADVISER").

     Adviser and Sub-Adviser agree as follows:

1. Adviser hereby engages the services of Sub-Adviser in connection with Adviser's management of the GLOBAL SECURITIES FUND (the "PORTFOLIO") of the ULTRA SERIES FUND (the "FUND"). Adviser intends to use a manager of managers approach to the management of the Portfolio, as well as other portfolios in the Fund. Therefore, the number of sub-advisers, the named sub-adviser, and the percentage of assets of the Portfolio managed by each sub-adviser will be determined by the Fund's Board of Trustees and the Adviser from time to time. As of the date of this Agreement, Sub-Adviser shall be the sole manager of the Portfolio. Adviser agrees to provide the Sub-Adviser with 120 days advance written notice before hiring one or more additional sub-advisers to the Fund: provided, however, that in the event that the Sub-Adviser determines there are capacity constraints, Sub-Adviser shall notify the Adviser, and if the Adviser determines that such capacity constraints necessitate the closure of the Portfolio, the Adviser may hire one or more additional sub-advisers immediately upon written notice to the Sub-Adviser. Pursuant to this Agreement and subject to the oversight and supervision by Adviser and the officers and the Board of Trustees of the Fund, Sub-Adviser shall manage the investment and reinvestment of the assets of the Portfolio as requested by the Adviser.

2. Sub-Adviser hereby accepts appointment by Adviser in the foregoing capacity and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement. The Sub-Adviser shall not be responsible for any services to the Portfolio, or bear any expenses, other than those expressly delineated herein. Provided the Portfolio shall not be required to pay any compensation other than as provided by the terms of this Agreement and subject to the provisions of paragraph 6 hereof, the Sub-Adviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services hereunder.

3. In particular, Sub-Adviser shall furnish continuously an investment program for the Portfolio and shall determine from time to time in its discretion the securities and other investments to be purchased or sold or exchanged and what portions of the Portfolio shall be held in various securities, cash or other investments. Sub-Adviser shall provide Adviser and the officers and Trustees of the Fund with such reports and documentation as the latter shall reasonably request, with such frequency and in such form as mutually agreed upon by the Adviser and Sub-Adviser, regarding Sub-Adviser's management of the Portfolio's assets. Once during each of the Portfolio's fiscal years, the Sub-Adviser will make available its officers and employees to meet with the Fund's Board of Trustees at the Fund's principal place of business upon sufficient written notice. The Sub-Adviser will select which of its officers and employees will meet with the Fund's Board.

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     The Sub-Adviser may effect the purchase and sale of securities (which are otherwise publicly traded) in private transactions on such terms and conditions as are customary in such transactions, may use a broker-dealer to effect said transactions, and may enter into a contract in which the broker-dealer acts either as principal or as agent.

     The Sub-Adviser shall not be responsible for the preparation or filing of any report required of the Portfolio or the Fund by any governmental or regulatory agency, except as otherwise expressly agreed to hereunder. The Sub-Adviser hereby undertakes to prepare and file any necessary Schedule 13G reflecting the Portfolio's holdings

     Absent specific written instructions to the contrary provided to the Sub-Adviser by the Advisor, and subject to the receipt of all necessary voting materials, the Sub-Adviser will vote all proxies with respect to the Portfolio's investments in accordance with the Sub-Adviser's proxy voting procedures.

     In performing its obligations under this Agreement, the Sub-Adviser may rely upon information provided to it by the Fund or on behalf of the Fund, the Advisor, the Fund's custodian or other agent and will not independently verify the accuracy or completeness of such information. The Sub-Adviser shall not be liable for any loss, claim or damages related to such reliance. For the purposes of this provision, "Sub-Adviser" shall include any affiliate of the Sub-Adviser performing services for the Portfolio contemplated hereunder and any officer, director, employee, agent of the Sub-Adviser or such affiliate.

     All transactions authorized by this Agreement shall be executed through the custodian appointed by Adviser, who shall retain sole possession of, and have complete custodial responsibility for, all assets of the Fund. The Sub-Adviser shall not, under any circumstances, have custody of or responsibility for the custody of any assets of the Fund.

4. Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (a) the Portfolio's investment objective, policies and restrictions as set forth in the Fund's current registration statement, (b) such policies or directives as the Fund's Trustees may from time to time establish or issue AS provided in writing to the Sub-Adviser, and (c) applicable law and related regulations, provided however, that Sub-Adviser shall not be responsible for complying with any changes to applicable law or regulation until properly notified by Adviser. Adviser shall promptly notify Sub-Adviser of changes to (a) or (b) above and shall notify Sub-Adviser of changes to (c) above promptly after it becomes aware of such changes.

     Notwithstanding the foregoing, the Sub-Adviser shall have no responsibility to monitor compliance with limitations or restrictions for which information from the Advisor or its authorized agent is necessary to enable the Sub-Adviser to monitor compliance with such limitations or restrictions, unless such information is provided to the Sub-Adviser in writing and as otherwise agreed upon. Despite the Sub-Adviser's obligations hereunder, the Advisor retains ultimate responsibility for the Portfolio's compliance with applicable restrictions and limitations.

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5. The Advisor shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee Sub-Adviser's performance of its duties under this Agreement. In this regard, the Advisor shall provide the Sub-Adviser, or shall cause the Portfolio's custodian or other agent to provide to the Sub-Adviser, on each business day, as of a time of day to be mutually agreed upon, a computer download (in accordance with the Sub-Adviser's specifications as to program and format) detailing, as of the close of the prior business day:

     (i) The Portfolio's comprehensive portfolio holdings, including cash and cash-equivalents, total assets, net assets, payables, receivables;

     (ii) The Portfolio's uninvested cash;

     (iii) Current valuations of portfolio securities;

     (iv) Cash flows;

     (v)  "Market timing" transactions by Portfolio shareholders;

     (vi) The cash needed to satisfy redemptions;

     (vii) Corporate actions (e.g., the tendering of portfolio securities) affecting the Portfolio's investments; and

     (viii) Other information requested by the Sub-Adviser to assist it in carrying out its duties under this Agreement.

     The Portfolio's custodian or other agent who provides the foregoing information shall enter into a network security agreement with the Sub-Adviser with respect to the electronic transmission of such information, in a form agreeable to the Sub-Adviser. The Sub-Adviser shall not be required to bear any programming costs associated with providing the portfolio information delineated under this paragraph 5. Any costs the parties incur associated with subsequent custom programming changes shall be borne by the party initiating such changes

     The Advisor shall remain responsible for, among other things, providing the following services with respect to the Portfolio.

     (i) The composition of periodic shareholder reports with respect to the Portfolio's operations, proxy materials for meetings of the Portfolio's shareholders, and such registration statements as may be required by federal and state securities laws for the continuous public offering and sale of shares of the Portfolio.

     (ii) The determination of the net asset value(s) of shares of the Portfolio.

     The Advisor shall furnish the Sub-Adviser with certified copies of any financial statement or report prepared for the Portfolio by certified or independent public accountants and with copies of any financial statements or reports made to the Portfolio's shareholders or to any governmental body or securities exchange.

6. Sub-Adviser shall take all actions which it considers necessary in its discretion to implement the investment policies of the Portfolio, and in particular, to place all orders for the purchase or sale of securities or other investments for the Portfolio with brokers or dealers selected by it, and to that end, Sub-Adviser is authorized as the agent of the Portfolio to give instructions to the Portfolio's custodian as to deliveries of securities or other investments and

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payments of cash for the account of the Portfolio. Consistent with the terms and conditions of this Agreement and the Sub-Adviser's appointment hereunder, the Sub-Adviser is hereby appointed as the Portfolio's agent for the limited purpose of engaging in portfolio transactions on behalf of the Portfolio. In accordance with this authority and as necessary, in the judgement and discretion of the Sub-Adviser, to complete portfolio transactions on behalf of the Portfolio, the Sub-Adviser may enter into trading agreements and open brokerage accounts on behalf of the Portfolio in the name of the Fund or otherwise.

     In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Portfolio, Sub-Adviser is directed at all times to seek to obtain best execution and price of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular or related portfolio transaction(s) will be judged by the Sub-Adviser on the basis of all relevant factors and considerations including, insofar as feasible: the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Portfolio's portfolio transactions by participating therein for its own account; the importance to the Portfolio of speed, efficiency or confidentiality; the broker-dealer's apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Portfolio.

     In addition to seeking the best price and execution, Sub-Adviser may also take into consideration research and statistical information and wire and other quotation services provided by brokers and dealers to Sub-Adviser or its affiliates. Sub-Adviser is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if it determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sub-Adviser's overall responsibilities with respect to overall responsibilities of the Sub-Adviser or its affiliates with respect to the accounts as to which they exercise investment discretion. In reaching such determination, the Sub-Adviser will not be required to place or attempt to place a specific dollar value on the brokerage and/or research services provided or being provided by such broker-dealer. Sub-Adviser will periodically evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by Sub-Adviser in connection with the performance of its obligations under this Agreement or in connection with other advisory or investment operations including using such information in managing its own accounts.

     The Sub-Adviser shall have no duty or obligation to seek advance competitive bidding for the most favorable commission rate applicable to any particular portfolio transactions or to select any broker-dealer on the basis of its purported or "posted" commission rate but will endeavor to be aware of the current level of the charges of eligible broker-dealers and to minimize the expense incurred by the Portfolio for effecting its portfolio transactions to the extent consistent with the interests and policies of the Portfolio as established by the determinations of the Board of Trustees and the provisions of this paragraph 6.

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7. Sub-Adviser's services under this Agreement are not exclusive. Sub-Adviser may provide the same or similar services to other clients. Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser, the Fund or the Portfolio or otherwise be deemed agents of the Adviser, the Fund or the Portfolio. Nothing in this Agreement shall prevent the Sub-Adviser or any officer, director or affiliate thereof from acting as investment advisor or Sub-Adviser for any other person, firm or corporation and shall not in any way limit or restrict the Sub-Adviser or any of its directors, officers, stockholders, employees or affiliates from buying, selling or trading any securities for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not materially adversely affect or otherwise impair the performance by the Sub-Adviser of its duties and obligations under this Agreement.

8. Sub-Adviser is registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Sub-Adviser shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser.

9. Sub-Adviser or an affiliated person of Sub-Adviser may act as broker for the Portfolio in connection with the purchase or sale of securities or other investments for the Portfolio, subject to: (a) the requirement that Sub-Adviser seek to obtain best execution and price as described herein; (b) the provisions of the Advisers Act; (c) the provisions of the Securities Exchange Act of 1934, as amended; and (d) other applicable provisions of law. In addition to the requirements of applicable law, the Sub-Adviser agrees to abide by any procedures adopted by Fund's Board of Trustees. Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Portfolio or the Fund for such services in addition to Sub-Adviser's fees for services under this Agreement.

10. For the services rendered, the facilities furnished and the expenses assumed by Sub-Adviser hereunder, Adviser shall pay Sub-Adviser at the end of each quarter a fee based on the average daily net assets of the Portfolio at the following annual rate:

     0.75% of the first $20 million in net assets;
     0.50% of the next $30 million in net assets;
     0.40% of the next $50 million in net assets; and 0.35% of assets in excess of $100 million in net assets.

Minimum net asset size of $50 million (or fees equivalent thereto).

Sub-Adviser's fee shall be accrued daily at 1/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of the Portfolio shall be determined in the manner and on the dates set forth in the current prospectus of the Fund, and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the previous day on which the net assets shall have been determined. In the event

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of termination of this Agreement, all compensation accrued through the date of termination will be paid within thirty business days of the date of termination.

     During any period when the determination of net asset value is suspended, the net asset value of the Portfolio as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

11. Sub-Adviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), all records relating to the Portfolio's investments within the control of the Sub-Adviser that are required to be maintained by the Portfolio pursuant to the requirements of Rule 31a-1 under the 1940 Act. Sub-Adviser agrees that all books and records which it maintains for the Portfolio or the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser's or the Fund's request, although Sub-Adviser may retain a copy of any such books and records. All such books and records shall be made available, within five business days of a written request, to the Fund's accountants or auditors during regular business hours at Sub-Adviser's offices. Adviser and the Fund or either of their authorized representatives shall have the right to copy any records in the possession of Sub-Adviser, which pertain to the Portfolio or the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund free from any claim or assertion of rights by Sub-Adviser.

12. Sub-Adviser agrees that (a) it will not disclose or use any records or information obtained pursuant to this Agreement in any manner detrimental to the Portfolio and (b) that it will keep confidential any information obtained pursuant to this Agreement and disclose such information (i.e. that covered by both clause (a) and clause (b)) only if Adviser or the Fund has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities; provided, however, the Sub-Adviser may disclose the name of the Fund on any representative client list and may include the performance of the subportfolios in any composite of performance.

13. In the absence of willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser or its officers, Trustees or employees, or reckless disregard by Sub-Adviser of its duties under this Agreement, Sub-Adviser shall not be liable to Adviser, the Portfolio, the Fund or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. Provided nothing herein shall be deemed to protect the Sub-Adviser from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under this Agreement, the Sub-Adviser shall not be liable for any loss sustained by the Fund, Portfolio or the Advisor by reason of good faith errors or omissions in connection with any matters to which this Agreement relates.

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14. This Agreement shall not become effective unless and until it is approved by the board of Trustees of the Fund, including a majority of Trustees who are not parties to this Agreement or interested persons of any such party to this Agreement. This Agreement shall come into full force and effect on the date which it is so approved. This Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by (i) the board of Trustees of the Fund, or by the vote of a majority of the outstanding shares of the class of stock representing an interest in the Portfolio; and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

15. The Sub-Adviser agrees to indemnify and hold harmless the Advisor, any affiliated person within the meaning of Section 2(a)(3) of the Act ("affiliated person") of the Advisor and each person, if any who, within the meaning of
Section 15 of the Securities Act of 1933 (the "1933 Act"), controls ("controlling person") the Advisor and their respective officers, directors and employees, against any and all losses, claims, damages, liabilities or litigation (including reasonable attorneys' fees), to which the Advisor or such affiliated person or controlling person of the Advisor or their respective officers, directors and employees may become subject under the Act, the 1933 Act, the Advisors Act, or any other statute, law, rule or regulation, arising directly out of the Sub-Adviser's responsibilities hereunder (1) to the extent of and as result of the willful misconduct, bad faith, or gross negligence by the Sub-Adviser, any of the Sub-Adviser's employees or representatives or any other affiliate of or any person acting on behalf of the Sub-Adviser over whom the Sub-Adviser exercises control, or (2) as a result of any untrue statement of a material fact contained in the Fund's registration statement, including any amendment thereof or any supplement thereto, or the omission of a material fact required to be stated in such registration statement necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon and in conformity with written information furnished by the Sub-Adviser to the Fund or Portfolio; provided, however, that in no case is the Sub-Adviser's indemnity hereunder deemed to protect a person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. The Sub-Adviser shall not be liable to the Advisor, the Portfolio or the Fund or any of their respective affiliates or any controlling person of the Fund, Portfolio, the Advisor or their respective affiliates for any losses that may be sustained as a result of (1) instructions provided by the Sub-Adviser to the Advisor or the Fund's Custodian or Administrator if the recipient had reason to believe that such instruction was not genuine or authorized, or (2) delays in or the inaccuracy of information provided to the Sub-Adviser pursuant to paragraph 3 of this Agreement.

     The Advisor agrees to indemnify and hold harmless the Sub-Adviser, any affiliated person of the Sub-Adviser and each controlling person of the Sub-Adviser, if any, and their respective officers, directors and employees against any and all losses, claims, damages, liabilities or litigation (including reasonable attorneys' fees), to which the Sub-Adviser or such affiliated person or controlling person of the Sub-Adviser or their respective officers, directors and employees may become subject under the Act, the 1933 Act, the Advisors Act, or any other statute, law, rule or regulation, arising out of the Advisor's responsibilities as investment manager of the Portfolio or the Advisor's obligations hereunder (1) to the extent of and as a

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result of the willful misconduct, bad faith, or gross negligence by the Advisor, any of the Advisor's employees or representatives or any affiliate of or any person acting on behalf of the Advisor over whom the Adviser exercises control, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Fund's registration statement, including any amendment thereof or any supplement thereto, or the omission of or alleged omission to state a material fact in such registration statement necessary to make the statements therein not misleading; provided, however, that in no case shall the Advisor's indemnity hereunder be deemed to protect a person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. It is agreed that the Advisor's indemnification obligations under this Section 15 will extend to expenses and costs (including reasonable attorneys' fees) incurred by the Sub-Adviser, any controlling person of the Sub-Adviser, the Sub-Adviser's officers, directors, employees or affiliates as a result of any litigation brought by the Advisor alleging the Sub-Adviser's failure to perform its obligations and duties in the manner required under this Agreement, unless judgement is rendered for the Advisor.

16. This Agreement may be terminated at any time without the payment of any penalty, by the Fund's board of Trustees, or by vote of a majority of the outstanding shares of the series of stock representing an interest in the Portfolio on sixty days written notice to the Adviser and Sub-Adviser, or by the Adviser, or by the Sub-Adviser, on sixty days written notice to the other. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the investment advisory agreement between the Adviser and the Fund regarding the Adviser's management of the Portfolio.

17. This Agreement may be amended by either party only if such amendment is specifically approved by a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and approved by the Sub-Adviser.

18. The terms "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term "majority of the outstanding shares of the class" means the lesser of (a) 67% or more of the shares of such class present at a meeting if more than 50% of such shares are present or represented by proxy or (b) more than 50% of the shares of such class.

19. This Agreement shall be construed in accordance with laws of the State of New York, and applicable provisions of the Advisers Act and 1940 Act.

20. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

21. The Advisor has furnished the Sub-Adviser with true, accurate and complete copies of each of the following documents:

(a)  The Declaration of Trust of the Fund, as in effect on the date hereof;

(b)  The By-Laws of the Fund, as in effect on the date hereof;

(c) The resolutions of the Fund's Trustees approving the engagement of the Sub-Adviser as Sub-Adviser of the Portfolio and approving the form of this Agreement;

(d) The resolutions of the Fund's Trustees selecting the Advisor as investment Advisor to the Portfolio and approving the form of Advisory Agreement;

(e)  The Advisory Agreement;

(f)  The Fund's registration statement;

(g) The policies, procedures and guidelines adopted by the Fund's Board of Trustees with respect to management of the Portfolio;

(h)  The Advisor's Form ADV as filed with the Commission as of the date hereof;
     and

(i) A list of companies the securities of which are not to be bought or sold for the Portfolio.

The Advisor will furnish the Sub-Adviser from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any. Such amendments or supplements to items (a) through (h) will be provided promptly after such materials become available to the Advisor. Such amendments or supplements to item (i) above will be provided no later than the end of the business day following the date such amendments or supplements become known to the Advisor. Any amendments or supplements to the foregoing will not be deemed effective with respect to the Sub-Adviser until the Sub-Adviser's receipt thereof. The Advisor will provide such additional information as the Sub-Adviser may reasonably request in connection with the performance of its duties hereunder.

     The Sub-Adviser has furnished the Advisor with true, accurate and complete copies of each of the following documents:

(a)  The Sub-Adviser's Form ADV as filed with the Commission, as of date hereof.

(b) Separate lists of persons who the Sub-Adviser wishes to have authorized to give written instructions to custodian(s) of the Portfolio's assets; and

(c)  The Code of Ethics of the Sub-Adviser, as in effect on the date hereof.

The Sub-Adviser will furnish the Advisor from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any. Material amendments or supplements to the foregoing, if any, will be provided within 30 days of the time such materials become available to the Sub-Adviser. Any amendments or supplements to the foregoing will not be deemed effective with respect to the Advisor until the Advisor's receipt thereof.

22. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Fund, at the addresses below or such other address as such other party may designate for the receipt of such notice.

     If to the Sub-Adviser, to:

          Mondrian Investment Partners Limited
          Fifth Floor, 10 Gresham Street
          London EC2V 7JD
          United Kingdom

          Attention: David Tilles

     If to the Advisor, to:

          MEMBERS Capital Advisors, Inc.
          5910 Mineral Point Road
          P.O. Box 391
          Madison, Wisconsin 53701-0391

          Attention: _______________

23. Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States Courts or, in the absence of any controlling decision of any such court, by the rules, regulations or orders of the Commission. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                         MEMBERS CAPITAL ADVISORS, INC.

                                        By: /s/ David P. Marks
                                            ------------------------------------

ATTEST:


/s/ Diane M. Fisher
-------------------------------------


                                        MONDRIAN INVESTMENT PARTNERS LIMITED


                                        By: /s/ David Tilles
                                            ------------------------------------

ATTEST:


/s/ Anja Hubrath
-------------------------------------